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[LETTERHEAD OF WILLIAMSON PETROLEUM CONSULTANTS, INC. APPEARS HERE]

                                                                    Exhibit 23.6


                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to the use of our report entitled "Evaluation of Oil and Gas Reserves to the Interests of Titan Exploration, Inc. Effective December 31, 1996 for Disclosure to the Securities and Exchange Commission, Williamson Project 7.8469" dated March 4, 1997, with respect to Titan Exploration, Inc. and to all references to our firm included in or made a part of the Registration Statement on form S-4, which includes the Joint Proxy Statement/Prospectus, for Titan Exploration, Inc. to be filed on November 14, 1997.


                                    /s/ Williamson Petroleum Consultants, Inc.
                                    WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
November 11, 1997